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                                                                    EXHIBIT 23.4


                          [BORDEN & ELLIOT LETTERHEAD]


The Board of Directors
Med-Emerg International, Inc.

    We consent to the use of our name in connection with references to Canadian laws, regulations, treaties and potential liabilities in Amendment No. 1 to Med-Emerg International, Inc.'s Registration Statement. We note that our name is specificially referred to on page 2 under the heading "Civil Liabilities," and page 36 in connection with the information contained under the heading "Tax Aspects of the Offering" in the Prospectus.


/s/ Borden & Elliot


Borden & Elliot


Toronto, Canada
May 8, 1997